                                                                    EXHIBIT 2


                           STOCKHOLDERS AGREEMENT

        AGREEMENT, dated November 14, 1996, among NRGenerating Holdings (No. 9) B.V., a Netherlands corporation ("Holdings"), Liberty Power/Cogentrix Bolivia, Inc., a Delaware corporation (the "Stockholder") and the other parties signatory hereto (each an "Optionholder", and collectively, the "Optionholders").


                            W I T N E S S E T H :
                            - - - - - - - - - -

        WHEREAS, concurrently herewith, Holdings and Compania Boliviana de Energia Electrica S.A. - Bolivian Power Company Limited, a Nova Scotia corporation (the "Company"), are entering into a Purchase Agreement (as such agreement may hereafter be amended from time to time, the "Purchase Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement);

        WHEREAS, Holdings and the Company have agreed that as soon as practicable (and not later than five business days) after the first public announcement of the execution and delivery of the Purchase Agreement, Holdings will commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section 2) Beneficially Owned (as defined in Section 1) by the Stockholder and the Optionholders; and

        WHEREAS, as an inducement and a condition to entering into the Purchase Agreement, Holdings has required that the Stockholder and the Optionholders agree, and the Stockholder and the Optionholders have agreed, to enter into this Agreement; and

        WHEREAS, pursuant to a Memorandum of Agreement, dated September 29, 1994, as amended as of October 27, 1994, by and among the Stockholder and the Optionholders (the "Memorandum"), the Stockholder granted each Optionholder an option to acquire certain Existing Shares (as defined in Section 2), which options would vest and become exercisable in accordance with their terms if the Offer is consummated;

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.   Definitions.  For purposes of this Agreement:

        (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meaning of Section 13(d)(3) of the Exchange Act.

        (b) "Company Common Stock" shall mean at any time the common stock, without par value, of the Company.

        (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        2.   Tender of Shares.

        (a) Each of the Stockholder and the Optionholders hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Purchase Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares"); as well as any shares of Company Common Stock acquired by the Stockholder or any such Optionholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (collectively with the Existing Shares, the "Shares"); provided, however, that with respect to any Shares the tender of which would result in liability under Section 16(b) of the Exchange Act, such tender need not take place until such tender may be made without liability under Section 16(b) of the Exchange Act. Each of the Stockholder and the Optionholders hereby acknowledges and agrees that Holdings' obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer. Holdings hereby acknowledges and agrees that the Offer will be conducted in compliance with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

        (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that (x) an Alternative Proposal has been received by the Company on or prior to the initial expiration date of the Offer (the "Expiration Date") and (y) there shall not have been tendered and not withdrawn pursuant to the Offer, as certified to the Stockholder and the Optionholders by the depositary retained by Holdings to receive shares tendered pursuant to the Offer, such number of shares as would, when coupled with the Stockholder's and the Optionholders' Shares, satisfy the Minimum Condition on the Expiration Date, then the respective obligations of the Stockholder and the Optionholders to tender and not withdraw Shares pursuant to this Section 2 shall be of no further force and effect unless, on or prior to the Expiration Date, Holdings shall have amended the Offer to increase the per share price payable to the Company's shareholders to an amount not less than that contained in the Alternative Proposal. In the event that the Offer is extended in accordance with the terms of the Purchase Agreement and during the period of any such extension an Alternative Proposal is received by the Company, then the provisions of this Section 2(b) shall apply during any such period and the term "Expiration Date" shall, for purposes of this sentence, mean the date on which such extension of the Offer is scheduled to expire.

        (c) Each of the Stockholder and the Optionholder hereby agrees to permit Holdings to publish and disclose in the Offer Documents his or its identity and ownership of Company Common Stock and the nature of his or its commitments under this Agreement.

        3. Provisions Concerning Company Common Stock. Each of the Stockholder and Optionholders hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the Control Date or termination of the Purchase Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder or Optionholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Stockholder or Optionholder, whether now owned or hereafter acquired, (i) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or this Agreement (before giving effect to any materiality or similar qualifications contained therein); and (ii) except as otherwise agreed to in writing in advance by Holdings, against the following actions (other than the transactions contemplated by the Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Memorandum or Articles of Association; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Offer and other transactions contemplated by this Agreement and the Purchase Agreement. The Stockholder and such Optionholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 3.

        4.   Other  Covenants, Representations  and Warranties.   Each  of the
Stockholder and Optionholders severally and not jointly hereby represents and warrants to Holdings as follows:

        (a) Ownership of Shares. The Stockholder or such Optionholder, as the case may be, is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Shares set forth opposite the Stockholder's or such Optionholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite the Stockholder's or such Optionholders' name on Schedule I hereto constitute all of the shares or securities issued by the Company owned of record or Beneficially Owned by the Stockholder or such Optionholder, as the case may be. Except as may be otherwise provided in the Memorandum, the Stockholder and such Optionholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite the Stockholder's or such Optionholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

        (b) Power; Binding Agreement. The Stockholder or such Optionholder, as the case may be, has the legal capacity, power and authority to enter into and perform all of such Stockholder's or such Optionholder's obligations under this Agreement. Except as may be otherwise provided in the Memorandum, the execution, delivery and performance of this Agreement by the Stockholder or such Optionholder, as the case may be, will not violate any other agreement to which the Stockholder or such Optionholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder or such Optionholder, as the case may be, and constitutes a valid and binding agreement of the Stockholder or such Optionholder, as the case may be, enforceable against the Stockholder or such Optionholder, as the case may be, in accordance with its terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity regardless of whether enforceability is considered in a proceeding at law or in equity. Except as may be otherwise provided in the Memorandum, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder or any such Optionholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder or such Optionholder, as the case may be, of the transactions contemplated hereby.

        (c) No Conflicts. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable,
(A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other Person is necessary for the execution of this Agreement by the Stockholder or such Optionholder, as the case may be, and the consummation by the Stockholder or such Optionholder, as the case may be, of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by the Stockholder or any such Optionholder, the consummation by the Stockholder or any such Optionholder of the transactions contemplated hereby or compliance by the Stockholder or any such Optionholder with any of the provisions hereof shall (1) conflict with or result in any breach of any organizational documents applicable to the Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder or any such Optionholder is a party or by which the Stockholder or any such Optionholder or any of the Stockholder's or any such Optionholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any such Optionholder or any of such Stockholder's or any such Optionholder's properties or assets.

        (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Section 2 hereof and as may arise under the Memorandum, the Stockholder's Shares and each such Optionholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholder or any such Optionholder, or by a nominee or custodian for the benefit of the Stockholder or any such Optionholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder or under the Memorandum. The transfer by the Stockholder or any such Optionholder of his or its Shares to Holdings in the Offer shall pass to and unconditionally vest in Holdings good and valid title to the number of Shares set forth opposite the Stockholder's or such Optionholder's name on Schedule I hereto, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, except for those created by any action or inaction of Holdings.

        (e) No Finder's Fees. Other than existing financial advisory and investment banking arrangements and agreements entered into by the Company, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder or any such Optionholder.

        (f) No Solicitation. Neither the Stockholder nor any Optionholder shall, in his or its capacity as such, directly or indirectly, solicit (including by way of furnishing information) or respond to the making of any proposal by any person or entity (other than Holdings or any affiliate of Holdings) with respect to his or its Shares or with respect to the Company that constitutes an Alternative Proposal, except that any officer or director of the Stockholder or its affiliates may take actions in his capacity as an officer or director of the Company or its affiliates, as the case may be, to the extent permitted by the Purchase Agreement. The Stockholder and each Optionholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        (g) Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by Section 2 hereof, neither the Stockholder nor any Optionholder shall (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder's or any Optionholder's Shares or any interest therein other than arrangements among the Stockholder and the Optionholders, in accordance with the Memorandum to facilitate the transactions contemplated by Section 2 hereof; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of the Stockholder or any such Optionholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder or any such Optionholder from performing the Stockholder's or any such Optionholder's obligations under this Agreement.

        (h) Reliance by Holdings. Each of the Stockholder and Optionholders understands and acknowledges that Holdings is entering into the Purchase Agreement in reliance upon the Stockholder's and such Optionholder's execution and delivery of this Agreement.

        (i) Further Assurances. From time to time, at the other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

        (j) Rights Under Memorandum. Notwithstanding anything herein to the contrary, each of the Stockholder and the Optionholders agrees with Holdings that neither the Stockholder nor any such Optionholder shall, with respect to the Shares, exercise any rights available to it pursuant to the Memorandum, including, without limitation, rights of first refusal and/or call rights, on or after the Control Date. Further, each of the Stockholder and Optionholders agrees with Holdings that nothing contained in the Memorandum shall prevent, limit or constrain in any manner the performance by such Stockholder and Optionholders of its or their respective obligations hereunder prior to the Control Date, and any provision of the Memorandum which could prevent, limit or constrain in any manner such performance, to the extent required to facilitate such performance, is hereby waived.

        5. Stop Transfer; Changes in Shares. Each of the Stockholder and Optionholders agrees with, and covenants to, Holdings that the Stockholder or such Optionholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's or such Optionholder's Shares other than arrangements among the Stockholder and the Optionholders, in accordance with the Memorandum to facilitate the transactions contemplated by Section 2 hereof, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        6. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest of (w) the purchase of Shares pursuant to the Offer, (x) the termination of the Offer, (y) the termination of the Purchase Agreement and (z) the exercise by the Stockholder and the Optionholders of their rights to withdraw their Shares pursuant to Section 2(b) hereof.

        7. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

        8.   Miscellaneous.

        (a) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        (b) Certain Events. Each of the Stockholder and Optionholders agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's or such Optionholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's or such Optionholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

        (c) Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Holdings may assign any or all of its rights, interests and obligations hereunder, including the right to cause the Shares to be validly tendered (and not withdrawn) pursuant to Offer, to any affiliate of Holdings or any group of which Holdings or any affiliate of Holdings is a member, provided that (i) such affiliate or each member of such group agrees in writing to be bound by all terms, conditions and provisions contained herein to the extent assigned to such affiliate or member, (ii) and no such assignment shall be made if it would materially delay or impede the transactions contemplated hereby (it being expressly understood that any assignment will not be deemed to materially delay or impede the transactions contemplated hereby if such assignment does not result in a delay beyond the day that is 15 business days after the scheduled expiration date of the Offer) and (iii) Holdings shall remain responsible for causing such affiliate and each member of such group to perform all of such subsidiary's or such member's obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more of the Stockholder or the Optionholders, except upon the execution and delivery of a written agreement executed by Holdings and the Stockholder or such Optionholder; provided that Schedule I hereto may be supplemented by Holdings by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Stockholder" for all purposes of this Agreement.

        (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses


        If to Stockholder:   Liberty Power/Cogentrix Bolivia, Inc.
                             1105 North Market Street
                             Suite 1108
                             Wilmington, DE 19801
                             Attn: Dennis W. Alexander
                             Facsimile No.:

                  copy to:   Brown & Wood LLP
                             One World Trade Center
                             New York, NY 11048-0557
                             Attn:  Robert J. Donatucci
                             Facsimile No.: 212-839-5599

       If to Optionholders:  Lawrence S. Coben
                             c/o Liberty Power Latin America, L.P.
                             515 Madison Avenue
                             New York, NY 10022
                             Facsimile No.: 212-750-6705

                             Peter J. Fagan
                             c/o Liberty Power Latin America, L.P.
                             515 Madison Avenue
                             New York, NY 10022
                             Facsimile No.: 212-750-6705

                             Sean P. Lane
                             c/o Liberty Power Latin America, L.P.
                             515 Madison Avenue
                             New York, NY 10022
                             Facsimile No.: 212-750-6705

                  copy to:   LeBoeuf, Lamb, Greene & MacRae L.L.P.
                             6 Central Row
                             Hartford, CT 06103
                             Attention: Thomas L. Fairfield
                             Facsimile No.: 860-293-3555

            If to Holdings:   NRGenerating Holdings (No. 9) B.V.
                              c/o NRG Energy, Inc.
                              1221 Nicollet Mall
                              Suite 700
                              Minneapolis, MN 55403
                              Attn: William Melvin
                              Facsimile No.: 612-373-5496

                   copy to:   Dewey Ballantine
                              1301 Avenue of the Americas
                              New York, NY 10019
                              Attn: Bernard Kury, Esq.

Or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

        (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

        (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, NRGenerating Holdings (No. 9) B.V. and each of the Stockholder and the Optionholders have caused this Agreement to be duly executed as of the day and year first above written.


                                    NRGENERATING HOLDINGS (NO. 9) B.V.



                                    By: /s/ Robert McClenachan
                                        -----------------------------------
                                        Name:  Robert McClenachan
                                        Title: Director


                                    LIBERTY POWER/COGENTRIX BOLIVIA, INC.


                                    By: /s/ Bruce C. McMillen
                                        ------------------------------------
                                        Name:  Bruce C. McMillen
                                        Title: President



                                    /s/ Sean P. Lane
                                    ----------------------------------------
                                    Sean P. Lane



                                    /s/ Peter J. Fagan
                                    ----------------------------------------
                                    Peter J. Fagan



                                    /s/ Lawrence S. Coben
                                    -----------------------------------------
                                    Lawrence S. Coben

                                  SCHEDULE I TO
                             STOCKHOLDERS AGREEMENT

Name and Address of                                     Number of Shares          Percentage of Out-standing Common
Stockholder and Optionholders                          Beneficially Owned          Stock (to nearest hundredth)(c)
-----------------------------                          ------------------         ---------------------------------
Stockholder                                                                                    16.69%
    Liberty Power/Cogentrix Bolivia, Inc.                  719,207(a)
    1105 North Market Street
    Suite 1108
    Wilmington, Delaware 19801
Optionholders                                                                                   3.69%
    Lawrence S. Cohen                                      158,841(b)
    c/o Liberty Power Latin America, L.P.
    515 Madison Avenue
    New York, NY 10022
    Peter J. Fagan                                         158,841(b)                           3.69%
    c/o Liberty Power Latin America, L.P.
    515 Madison Avenue
    New York, NY 10022
    Sean P. Lane                                           158,841(b)                           3.69%
    c/o Liberty Power Latin America, L.P.
    515 Madison Avenue
    New York, NY 10022

------------------------------

    (a) Includes an aggregate of 431,523 shares which may be acquired by the Optionholders from the Stockholder pursuant to the Memorandum and 3 directors' qualifying shares.

    (b) Includes 143,841 shares which may be acquired by such Optionholder from the Stockholder pursuant to the Memorandum and 15,000 shares which may be acquired by such Optionholder upon exercise of options under the Company's stock option plan.

    (c) Assuming the exercise in full of an aggregate of 107,760 options outstanding under the Company's stock option plan.